================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): MAY 16, 1996

                         COMMUNITY CARE OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)


   DELAWARE                         0-26502                     52-1823411
(State or other                   (Commission                  (IRS Employer
jurisdiction of                   file number)               Identification No.)
incorporation)


          3050 NORTH HORSESHOE DRIVE, SUITE 260, NAPLES, FLORIDA 34104
                    (Address of principal executive offices)

Registrant's telephone number including area code:               (941) 435-0085



          3050 NORTH HORSESHOE DRIVE, SUITE 260, NAPLES, FLORIDA 33942
                                (Former Address)




================================================================================

Community Care of America, Inc., ("the Company") hereby amends Item 7 of its Current Report on Form 8-K dated (date of earliest event reported) May 16, 1996, to read as follows:

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)        Financial Statements of Businesses Acquired:

           Report of Independent Auditors                                                                        6
           Combined Balance Sheets as of June 30, 1994 and 1995 and
                March 31, 1996 (Unaudited)                                                                       7
           Combined Statements of Income, for the Six Months Ended
                June 30, 1994, the Year Ended June 30, 1995 and for the Nine
                Months Ended March 31, 1995 and 1996 (Unaudited)                                                 9
           Combined Statements of Retained Earnings (Deficit), for the
                Six Months Ended June 30, 1994, the Year Ended June 30, 1995 and
                for the Nine Months Ended March 31, 1995
                and 1996 (Unaudited)                                                                            10
           Combined Statements of Cash Flows for the Six Months Ended
                June 30, 1994, the Year Ended June 30, 1995 and the
                Nine Months Ended March 31, 1995 and 1996 (Unaudited)                                           11
           Notes to Combined Financial Statements                                                               13

           Report of Independent Auditors                                                                       27
           Balance Sheet as of December 31, 1993                                                                28
           Statement of Operations and Retained Earnings for the
                Year Ended December 31, 1993                                                                    29
           Statement of Cash Flows for the Year Ended December 31, 1993                                         30
           Notes to Financial Statements                                                                        31

(b)        Pro Forma Financial Information:

           Unaudited Pro Forma Statement of Operations for the Year
                Ended December 31, 1995                                                                         35
           Unaudited Pro Forma Statement of Operations for the Three
                Months Ended March 31, 1996                                                                     36
           Unaudited Pro Forma Balance Sheet as of March 31, 1996                                               37
           Notes to Unaudited Pro Forma Balance Sheet as of March 31, 1996                                      38


(c)        Exhibits:

2.1 Amended and Restated Agreement and Plan of Reorganization dated as of May 10, 1996 among the Company, Newco, Southern Care and Wallace Olson and Michael Himmelstein, the shareholders of Southern Care.*

2.2 Consulting and Advisory Services Agreement effective as of January 1, 1996 among the Company, Southern Care and its shareholders. (Incorporated by reference to Exhibit 2.02(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-26502.)

2.3 Management Agreement dated as of May 10, 1996 between CCA of Texas, Inc. and Southern Care Centers of Texas, Inc.*

2.4 Agreement to Provide Accounting and Auditing Services and Rural Healthcare Provider Network Services dated as of May 10, 1996 among Newco and Buchanan/SCC, Inc.*

4.1 Allonge and Amendment dated as of May 10, 1996 to Promissory Note dated December 30, 1993 in the principal amount of $13,600,000 made by ECA Holdings, Inc. ("ECA") payable to HRPT.*

4.2 Allonge and Amendment dated as of May 10, 1996 to Promissory Note dated December 30, 1993 in the principal amount of $6,000,000 made by Community Care of Nebraska, Inc. ("CCN") payable to HRPT.*

4.3 Allonge and Amendment to Promissory Note dated as of May 10, 1996 to Promissory Note dated April 1, 1995 in the principal amount of $2,045,000, made by CCN and certain of its subsidiaries payable to HRPT.*

4.4 Allonge and Amendment to Promissory Note dated as of May 10, 1996 to ECA Holdings Renovation Funding Promissory Note dated April 1, 1995 in the principal amount of $6,466,700 made by ECA payable to HRPT.*

4.5 Allonge and Amendment to Promissory Note dated as of May 10, 1996 to CCN Group Renovation Funding Promissory Note dated April 1, 1995 in the principal amount of $2,833,300 made by CCN and its subsidiaries payable to HRPT.*

99.1 Fourth Amendment dated as of May 10, 1996 to Master Lease Document, General Terms and Conditions dated December 30, 1993 between HRPT and ECA.*

99.2 First Amendment dated as of May 10, 1996 to Master Lease Document, General Terms and Conditions dated April 1, 1995 between HRPT and ECA.*

99.3 Master Lease Document, General Terms and Conditions dated as of May 10, 1996 between HRPT and Marietta/SCC, Inc., Glenwood/SCC, Inc., Dublin/SCC, Inc., Macon/SCC, Inc., and College Park/SCC, Inc.*

           * All of the exhibits to this Report were previously filed with the initial filing of this Report and are incorporated herein by reference.

                                    SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          COMMUNITY CARE OF AMERICA, INC.


Date:  July 30, 1996                      By: /S/ DAVID H. FATER
                                               -----------------
                                              David H. Fater
                                              Executive Vice President
                                              and Chief Financial Officer

                          INDEPENDENT AUDITOR'S REPORT
- --------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS
SOUTHERN CARE CENTERS GROUP
ATLANTA, GEORGIA

           We have audited the accompanying combined balance sheets of the SOUTHERN CARE CENTERS GROUP as of June 30, 1995 and 1994, and the related combined statements of income, retained earnings (deficit) and cash flows for the year ended June 30, 1995 and the six months ended June 30, 1994. These financial statements are the responsibility of the Southern Care Centers Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Southern Care Centers Group as of June 30, 1995 and 1994, and the results of their operations and their cash flows for the year ended June 30, 1995 and the six months ended June 30, 1994, in conformity with generally accepted accounting principles.











Atlanta, Georgia
February 29, 1996, except for Notes 5 and
8 as to which the date is May 29, 1996

                                           SOUTHERN CARE CENTERS GROUP

                                             COMBINED BALANCE SHEETS
                                            JUNE 30, 1994 AND 1995 AND
                                            MARCH 31, 1996 (UNAUDITED)


                                                                        June 30,           March 31,
                                                                ------------------------------------
                                                                   1994         1995        1996
                                                                ----------   ----------   ----------
                                                                                         (Unaudited)
    ASSETS
CURRENT ASSETS
    Cash                                                        $  128,605   $  125,864   $   42,547
    Trade receivables, less allowance for
      doubtful accounts June 30, 1995
      $245,900; June 30, 1994 $ -- (Note 4)                        264,150    1,107,430    1,302,222
    Accounts receivable, related parties (Note 6)                   28,688      525,415    1,146,633
    Third party reimbursement settlement
      receivable (Note 4)                                             --         47,000      297,517
    Prepaid expenses                                                  --        143,552       45,034
    Deferred taxes (Note 7)                                           --        120,061      307,937
                                                                ----------   ----------   ----------
      Total current assets                                         421,443    2,069,322    3,141,890
                                                                ----------   ----------   ----------
LONG-TERM RECEIVABLES AND OTHER ASSETS
    Note receivable (Notes 2 and 8)                                   --        450,000         --
    Notes receivable, related parties
      (Note 6)                                                     235,000      774,625         --
    Deposits                                                         5,564       24,571      124,571
    Deferred taxes (Note 7)                                           --         48,031      129,623
                                                                ----------   ----------   ----------
                                                                   240,564    1,297,227      254,194
                                                                ----------   ----------   ----------
PROPERTY AND EQUIPMENT (NOTES 2 AND 3)
    Land, buildings and equipment under
      capital leases                                                  --      4,803,087    4,803,087
    Leasehold improvements                                            --         28,974       44,296
    Departmental equipment                                          81,583      223,597      323,196
    Transportation equipment                                          --         23,198       23,198
                                                                ----------   ----------   ----------
                                                                    81,583    5,078,856    5,193,777
    Less accumulated  depreciation,
      including amortization applicable to assets
      acquired under capital leases June 30,
      1995 $62,083; June 30, 1994 $ --                              42,766      134,521      373,010
                                                                ----------   ----------   ----------
                                                                    38,817    4,944,335    4,820,767
                                                                ----------   ----------   ----------
                                                                $  700,824   $8,310,884   $8,216,851
                                                                ==========   ==========   ==========

                           SOUTHERN CARE CENTERS GROUP

                             COMBINED BALANCE SHEETS
                           JUNE 30, 1994 AND 1995 AND
                           MARCH 31, 1996 (UNAUDITED)

                                                                           June 30,             March 31,
                                                                -----------------------------------------
                                                                    1994          1995            1996
                                                                -----------    -----------    -----------
                                                                                         (Unaudited)
    LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES
   Current maturities of long-term debt (Note 3)                $      --      $    16,069    $    16,069
   Line of credit (Note 3)                                           50,000        550,000        700,000
   Outstanding checks in excess of bank balance                        --             --           56,138
   Accounts payable, trade                                          189,935      1,445,183      2,416,886
   Third-party reimbursement payable (Note4)                           --          115,000           --
   Accrued expenses                                                 313,246        690,787        704,071
   Income taxes payable                                               7,000          7,000         19,582
                                                                -----------    -----------    -----------
              Total current liabilities                             560,181      2,824,039      3,912,746
                                                                -----------    -----------    -----------
LONG-TERM DEBT, less current maturities (Notes 2 and 3)
    Financing obligations arising from
      sale-leaseback transaction                                       --        5,375,143      5,392,166
    Other notes payable                                                --          277,850        272,175
                                                                -----------    -----------    -----------
                                                                       --        5,652,993      5,664,341
                                                                -----------    -----------    -----------
DEFERRED CREDITS (Note 2)
    Deferred rent                                                      --          271,860        475,754
                                                                -----------    -----------    -----------
CONTINGENCIES (Notes 4, 5 and 8)
STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock, $1 par value; authorized and
       issued 1,000 shares                                            1,000          1,000          1,000
    Retained earnings (deficit)                                     139,643       (439,008)    (1,836,990)
                                                                -----------    -----------    -----------
                                                                    140,643       (438,008)    (1,835,990)
                                                                -----------    -----------    -----------
                                                                $   700,824    $ 8,310,884    $ 8,216,851
                                                                ===========    ===========    ===========

                                           SOUTHERN CARE CENTERS GROUP

                                          COMBINED STATEMENTS OF INCOME
                                         SIX MONTHS ENDED JUNE 30, 1994,
                                     YEAR ENDED JUNE 30, 1995 AND NINE MONTHS
                                    ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                                       Six Months              Nine Months Ended March 31,
                                                                               ---------------------------
                                                 Ended         Year Ended           1995          1996
                                              June 30, 1994   June 30, 1995                    (Unaudited)
                                              ------------------------------------------------------------
PATIENT SERVICE REVENUE,
    net (Note 4)                              $    432,038    $ 12,652,026    $  8,826,726    $ 13,161,935
OTHER OPERATING REVENUE                            127,350         354,342         241,768         480,106
                                              ------------    ------------    ------------    ------------
    Total operating revenue                        559,388      13,006,368       9,068,494      13,642,041
                                              ------------    ------------    ------------    ------------
OPERATING EXPENSES:
    Routine                                        201,563       4,764,144       3,344,627       4,739,279
    Ancillary                                       20,261       1,329,230         837,456       1,329,288
    Dietary                                         57,217       1,399,712       1,002,314       1,275,805
    Laundry                                         11,280         267,880         189,855         260,030
    Housekeeping                                    26,334         593,558         401,971         575,342
    Plant                                           30,059         709,938         487,157         757,680
    General and administrative                     115,518       2,478,133       1,948,130       2,826,734
    Property insurance and taxes                     8,918         228,242         161,088         193,286
    Other                                             --            28,104          10,100          10,742
                                              ------------    ------------    ------------    ------------
                                                   471,150      11,798,941       8,382,698      11,968,186
                                              ------------    ------------    ------------    ------------
         Income before property and
           related expenses,
           financial income and
           income taxes                             88,238       1,207,427         685,796       1,673,855
                                              ------------    ------------    ------------    ------------
PROPERTY AND RELATED EXPENSES:
    Depreciation                                    14,781          91,755          16,613         238,489
    Lease expense (Note 2)                          25,516       1,679,785       1,252,861       1,346,317
    Interest (Notes 2 and 3)                         1,064         197,538          11,985         547,292
                                              ------------    ------------    ------------    ------------
                                                    41,361       1,969,078       1,281,459       2,132,098
                                              ------------    ------------    ------------    ------------
         Income (loss) from
           operations                               46,877        (761,651)       (595,663)       (458,243)
FINANCIAL INCOME, interest                            --            14,908            --              --
                                              ------------    ------------    ------------    ------------
         Income (loss) before
         provision for income taxes                 46,877        (746,743)       (595,663)       (458,243)
FEDERAL AND STATE INCOME TAXES: (NOTE 7)
    Current tax expense                               --              --              --            19,582
    Deferred tax (benefit)                            --          (168,092)       (134,084)       (269,468)
                                              ------------    ------------    ------------    ------------
                                                      --          (168,092)       (134,084)       (249,886)
                                              ------------    ------------    ------------    ------------
         Net income (loss)                    $     46,877    $   (578,651)   $   (461,579)   $   (208,357)
                                              ============    ============    ============    ============

SEE NOTES TO COMBINED FINANCIAL STATEMENTS

                           SOUTHERN CARE CENTERS GROUP

               COMBINED STATEMENTS OF RETAINED EARNINGS (DEFICIT)
                         SIX MONTHS ENDED JUNE 30, 1994,
                    YEAR ENDED JUNE 30, 1995 AND NINE MONTHS
                    ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)


                                                       Six Months              Nine Months Ended March 31,
                                                                               ---------------------------
                                                 Ended         Year Ended           1995          1996
                                              June 30, 1994   June 30, 1995                    (Unaudited)
                                              ------------------------------------------------------------
BALANCE, BEGINNING                            $    92,766     $   139,643    $   139,643    $  (439,008)
    Net income (loss)                              46,877        (578,651)      (461,579)      (208,357)
    Distribution of notes receivable
    as dividend on common stock                      --              --             --       (1,189,625)
                                              -----------     -----------    -----------    -----------
BALANCE, ENDING                               $   139,643     $  (439,008)   $  (321,936)   $(1,836,990)
                                              ===========     ===========    ===========    ===========


SEE NOTES TO COMBINED FINANCIAL STATEMENTS.

                                           SOUTHERN CARE CENTERS GROUP

                                        COMBINED STATEMENTS OF CASH FLOWS
                                         SIX MONTHS ENDED JUNE 30, 1994,
                                     YEAR ENDED JUNE 30, 1995 AND NINE MONTHS
                                    ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                             Six Months          Year           Nine Months Ended March 31,
                                                Ended            Ended             1995            1996
                                            June 30, 1994     June 30, 1995                    (Unaudited)
                                             ------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Cash received from
      patients and
      government programs                    $    167,888    $ 11,630,846    $  8,016,376    $ 12,451,848
    Cash paid to suppliers
      and employees                               (59,621)    (11,546,727)     (8,226,446)    (11,828,188)
    Interest received                                --            14,908            --              --
    Other operating cash
      receipts                                    127,350         354,342         241,768         480,106
    Interest paid                                  (1,064)       (141,547)        (11,985)       (547,292)
                                             ------------    ------------    ------------    ------------

         Net cash provided
         by  operating
         activities                               234,553         311,822          19,713         556,474
                                             ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and
      equipment                                   (11,553)        (47,273)       (143,288)       (114,921)
    Disbursements or
      collections on notes
      receivable from related
      parties                                    (135,000)       (539,625)       (370,000)         35,000
    Deposit on option to
      purchase property and
      equipment                                      --              --              --          (100,000)
                                             ------------    ------------    ------------    ------------
         Net cash (used in)
           investing activities                  (146,553)       (586,898)       (513,288)       (179,921)
                                             ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net change in related
      party accounts
      receivable or payable                       (98,688)       (496,727)        (87,239)       (621,218)
    Proceeds from long-term
      borrowings                                     --           302,563         294,468          17,023
    Principal payments on
      long-term debt and
      other notes payable                         (10,850)        (33,501)        (25,126)         (5,675)
    Net borrowings on
      revolving credit
      arrangements                                 50,000         500,000         350,000         150,000
                                             ------------    ------------    ------------    ------------
         Net cash provided
           by (used in)
           financing activities                   (59,538)        272,335         532,103        (459,870)
                                             ------------    ------------    ------------    ------------
Increase (decrease) in cash                        28,462          (2,741)         38,528         (83,317)
CASH:
    Beginning                                     100,143         128,605         128,605         125,864
                                             ------------    ------------    ------------    ------------

    Ending                                   $    128,605    $    125,864    $    167,133    $     42,547
                                             ============    ============    ============    ============


                                           SOUTHERN CARE CENTERS GROUP

                                        COMBINED STATEMENTS OF CASH FLOWS
                                         SIX MONTHS ENDED JUNE 30, 1994,
                                     YEAR ENDED JUNE 30, 1995 AND NINE MONTHS
                                    ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)

                                                          Six Months
                                                             Ended                     Nine Months Ended March 31,
                                                           June 30,       Year Ended         1995           1996
                                                              1994      June 30, 1995                  (Unaudited)
                                                         --------------------------------------------------------
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
    PROVIDED BY (USED IN) OPERATING ACTIVITIES

    Net income (loss)                                    $    46,877    $  (578,651)   $  (461,579)   $  (208,357)
    Adjustments to reconcile net
      income (loss) to net cash
      provided by operating
      activities:
    Depreciation                                              14,781         91,755         16,613        238,489
    Bad debt (expense) recovery                                 --          245,900        184,425        149,778
    Deferred taxes                                              --         (168,092)      (134,084)      (269,468)
    Deferred rent                                               --          271,860        203,895        203,895
    Changes in assets and liabilities:
      (Increase) decrease in trade
         receivables                                        (264,150)    (1,089,180)      (861,350)      (344,571)
      (Increase) in prepaid expenses                            --         (143,552)      (103,155)        98,518
      (Increase) decrease in third
      party reimbursement
      receivable                                                --          (47,000)       (35,250)      (250,517)
      Increase in accounts payable                           123,799      1,255,248        909,751        971,703
      Increase in outstanding
         checks in excess of bank
         balance                                                --             --             --           56,138
      Increase (decrease) in third
         party reimbursement payable                            --          115,000         86,250       (115,000)
      Increase (decrease) in accrued
         expenses                                            313,246        377,541        208,633         13,284
      Increase in income taxes
         payable                                                --             --             --           12,582
      Other deferrals and deposits                              --          (19,007)         5,564           --
                                                         -----------    -----------    -----------    -----------
         Net cash provided by
         operating activities                            $   234,553    $   311,822    $    19,713    $   556,474
                                                         ===========    ===========    ===========    ===========

SUPPLEMENTAL SCHEDULES OF NONCASH FINANCING ACTIVITIES
    Financing lease obligation
      incurred for use of land,
      building and equipment                             $      --      $ 5,400,000    $      --      $      --
                                                         ===========    ===========    ===========    ===========
    Distribution of notes receivable
      as dividend on common stock                        $      --      $      --      $      --      $ 1,189,625
                                                         ===========    ===========    ===========    ===========

See Notes to Combined Financial Statements

                           SOUTHERN CARE CENTERS GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1.    NATURE OF BUSINESS, BASIS OF PRESENTATION AND
           SIGNIFICANT ACCOUNTING POLICIES

           NATURE OF BUSINESS:

                      Southern Care Centers, Inc. is a Georgia corporation organized for the purpose of managing and operating long-term care facilities. Prior to June 15, 1994, the Company's principal activity involved third party management of unrelated nursing facilities. On June 15, 1994, the Company, through its wholly-owned subsidiaries, began leasing and operating five nursing facilities in Georgia (See Note 2).

           BASIS OF PRESENTATION:

                      The combined financial statements represent the accounts of Southern Care Centers, Inc., and six of its wholly-owned subsidiaries (hereinafter referred to as the Southern Care Center Group). The Southern Care Center Group is party to a merger agreement with Community Care of America, Inc. (see Note 8). One Southern Care Centers, Inc. subsidiary, Southern Care Centers of Texas, Inc., is not included in the merger agreement and is not included in these combined financial statements. Consequently, these statements do not reflect the consolidated financial position or results of operations of Southern Care Centers, Inc. and subsidiaries. Intercompany accounts between the Southern Care Centers Group and Southern Care Centers of Texas, Inc. have not been eliminated. All significant intercompany accounts and transactions of the Southern Care Center Group have been eliminated in the combination.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1.    NATURE  OF  BUSINESS,   BASIS  OF  PRESENTATION  AND  SIGNIFICANT
           ACCOUNTING POLICIES (CONTINUED)

           SIGNIFICANT ACCOUNTING POLICIES:

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           CASH AND CASH EQUIVALENTS:

                      For purposes of reporting the combined statement of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties to be cash equivalents. Cash balances are maintained in financial institutions and are subject to Federal insurance limitations.

           PROPERTY AND EQUIPMENT:

                      Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over the following estimated useful lives:

                                                                               YEARS
                          Buildings and equipment under capital leases         10-20
                          Leasehold improvements                                5-15
                          Departmental equipment                                5-15
                          Transportation equipment                                 5

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1.    NATURE  OF  BUSINESS,   BASIS  OF  PRESENTATION  AND  SIGNIFICANT
           ACCOUNTING POLICIES (CONTINUED)

           SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

             PROPERTY AND EQUIPMENT: (CONTINUED)

                      Depreciation includes amortization applicable to assets acquired under capital leases of $62,083 and $ - - for the year ended June 30, 1995 and the six months ended June 30, 1994, respectively.

                      Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in income.

             REVENUE RECOGNITION:

                      Revenue from patient services is recognized as the services are rendered. Substantially all State Medicaid patients are billed at the end of each week for services rendered during the week. Federal Medicare patients are billed at the end of each month for services rendered during the month. Private pay patients are billed in advance at the beginning of the month. If a private pay patient leaves the facility prior to the end of the month, a refund is provided for services not rendered.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE  1.   NATURE  OF  BUSINESS,   BASIS  OF  PRESENTATION  AND  SIGNIFICANT
           ACCOUNTING POLICIES (CONTINUED)

           SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

             INCOME TAXES:

                      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

             FAIR VALUE OF FINANCIAL INSTRUMENTS:

                      The  following   methods  and  assumptions  were  used  to
                      estimate the fair values of each class of financial instruments:

                      CASH AND CASH  EQUIVALENTS,  ACCRUED  INTEREST  AND  OTHER
                      RECEIVABLES:

                                 The  carrying  amount  approximates  fair value
                                 because   of  the  short   maturity   of  those
                                 instruments.

                      NOTES PAYABLE:

                                 The fair value of the notes payable is estimated based on interest rates for similar debt offered to the Company having similar remaining maturities and collateral requirements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 2.    LEASE TRANSACTIONS

           The Southern Care Centers Group conducts substantially all of its operations from leased facilities under agreements with unrelated lessors that generally require the lessee to pay all maintenance, property taxes and insurance costs.

           The following leases are being accounted for as operating leases. Management believes this is a more appropriate matching of revenue and expenses. Total rental expense and other information regarding these operating leases are as follows:

       Lessee and Description of Leased Premises           Lease Expiration Date
       -----------------------------------------           ---------------------

           Southern Care Centers, Inc.  - office space        September 7, 1997

           Macon/SCC, Inc. d/b/a                                July 1, 2014*
           Oak Valley Nursing Home -
           nursing home land, building and equipment

           Dublin/SCC, Inc. d/b/a
           Laurens Convalescent Center -                        July 1, 2014*
           nursing home land, building and equipment

           College Park/SCC, Inc. d/b/a
           Park Haven Health Center -                           July 1, 2014*
           nursing home land, building and equipment

           Marietta/SCC, Inc. d/b/a
           Autumn Breeze Nursing Home -                         July 1, 2014*
           nursing home land, building and equipment

           Glenwood/SCC, Inc. d/b/a
           Conner Nursing Home -                                July 1, 2014*
           nursing home land, building and equipment

           *The inception date for each of these leases was June 15, 1994.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 2.    LEASE TRANSACTIONS (CONTINUED)

           Future minimum lease payments, by year and in the aggregate, under the above leases are due as follows (See Note 8):

                     Year ending June 30,
                             1996                            $    1,400,748
                             1997                                 1,400,748
                             1998                                 1,323,458
                             1999                                 1,308,000
                             2000                                 1,347,240
                          Thereafter                             23,709,936
                                                             --------------
                                                             $   30,490,130
                                                             ==============

           The total lease expense included in the combined income statements for the year ended June 30, 1995 and the six months ended June 30, 1994 was $1,679,785 and $25,516, respectively.

           On April 1, 1995, SCC, Inc. acquired and then sold Saint Charles Manor Nursing Center. Concurrently, Luling/SCC, Inc., a 100% owned subsidiary, entered into an agreement to lease the property back through March 31, 2015. A portion of the sales price included a $450,000 second mortgage on the Saint Charles facility payable to SCC, Inc. The recourse note includes interest at 13% payable monthly. The entire $450,000 principal balance is due at the end of the lease term (See Note 8). Because SCC, Inc. retains a collateral interest in the real estate, the transaction has been accounted for as a financing, whereby principal payments received from the purchaser are added to the finance obligation and payments made under the leaseback are treated as interest expense (at an effective rate of 13.242%) and a reduction of the finance obligation. A sale will be recognized when the recourse note is repaid. The finance obligation, with a June 30, 1995 balance of $5,375,143, is due in monthly installments of $54,182, including interest to March 1, 2015. The monthly installments increase a minimum of 2% per year beginning April 1, 1996 and each year thereafter.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 2.    LEASE TRANSACTIONS (CONTINUED)

           The building and related assets were recorded at a present value of $4,803,087.

           Future minimum payments required on the leaseback are due as follows:

           Year ending June 30,
                          1996                                 $      653,436
                          1997                                        666,507
                          1998                                        679,833
                          1999                                        693,426
                          2000                                        707,295
                Later Years                                        12,371,027
                 Total minimum lease payments                      15,771,524
                Less the amount representing interest              10,396,381
                                                                -------------
                 Present value of net minimum lease payments   $    5,375,143
                                                                =============

           Interest expense relating to this financing agreement was $167,432 for the year ended June 30, 1995.

           Luling/SCC, Inc. subleases a portion of the facility to an unrelated third party through June 30, 1997. Future minimum lease payments due to Luling pursuant to the sublease are as follows:

                       Year ending June 30,
                               1996                          402,114
                               1997                          301,818
                                                         -----------
                                                          $  703,932
                                                         ===========

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 3.    LINES OF CREDIT AND LONG-TERM DEBT

           At June 30, 1995, the Company had lines of credit totaling $550,000 available from financial institutions, all of which had been utilized. These lines are collateralized by substantially all assets of the Company. A line of credit totaling $500,000 bears interest at 1% above prime (9.75% at June 30, 1995) and expired on October 31, 1995. On October 31, 1995, this loan was renewed and increased to $725,000. Interest on the renewed loan is due monthly at 1% above prime with the entire principal balance due March 1997. A line of credit totaling $50,000 bears interest at 2% above prime (11% at June 30, 1995) and is due on demand.

           The lessor of the five Georgia nursing facilities advanced the Company $250,000 at the lease inception. The debt is non-interest bearing and is due at the end of the lease term, July 1, 2014.


           Long-term debt at June 30, 1995 consisted of six           $   43,919
              notes payable, collateralized by office                 ==========
              equipment and automobiles, due in monthly instalments (totaling $1,672 at June 30, 1995) through June 2000 with interest rates ranging from 8.14% to 14.53%.


           Aggregate maturities of long-term debt at June 30, 1995 were as follows:

                     Year ending June 30,
                          1996                            $  15,416
                          1997                               12,229
                          1998                                9,749
                          1999                                3,306
                          2000                                3,219
                                                         ----------
                                                          $  43,919
                                                         ==========

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 4.    PATIENT SERVICE REVENUE AND RECEIVABLES

           Approximately 85% and 90% of patient service revenues were earned through participation in the Georgia and Louisiana Medicaid programs and 0% and - - % through the Federal Medicare program for the year ending June 30, 1995 and the six months ended June 30, 1994, respectively. Revenue under third-party payor agreements with Medicaid, is set prospectively each year and is not subject to retroactive revision by the States. Medicaid cost reports through June 30, 1994, have been accepted as filed or audits have been completed without significant adjustments. Management believes it has properly applied cost reimbursement principles in the preparation of those Medicaid cost reports which have not yet been audited. Under third-party payor agreements with Medicare, the Facilities are reimbursed for allowable costs at an interim rate with final settlement determined after submission of annual cost reports by the Facilities and audits thereof by the Medicare fiscal intermediary. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. In the opinion of management, adequate provision has been made for third-party payor settlements.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 4.    PATIENT SERVICE REVENUE AND RECEIVABLES
           (CONTINUED)

           Trade receivables were recorded at net realizable value and relate to amounts due from the following sources:


                                                   JUNE 30,
                                     --------------------------------
                                           1995                1994
                                     --------------------------------
Medicaid                               $   765,383          $ 261,350
Medicare                                   517,411              1,594
Private                                     70,536              1,206
                                     -------------        -----------
                                         1,353,330            264,150
Allowance for doubtful accounts          (245,900)             -
                                     -------------        -----------
                                       $ 1,107,430          $ 264,150
                                     =============        ===========

           Final intermediary audits of Medicare cost reports (for the years ending June 30, 1994 and 1993) of the prior owner/operator of Oak Valley Nursing Home and Laurens Convalescent Center have not been completed and settled. Since SCC, Inc. continued to use the former owner's Medicare provider numbers, the Company is potentially liable for any resulting amounts due back to Medicare. It is not possible at this time to determine the ultimate amount, if any, that will result from the intermediary's final audit settlement.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 5.    LEGAL MATTERS

           The Southern Care Centers Group is a defendant in a lawsuit filed by a former vendor for alleged breach of therapy service agreements. The suit seeks actual damages of $1,036,000, representing invoices for therapy services provided through October 1995. Invoices for services rendered through June 30, 1995 totaling $683,723 have been charged to operations. The suit is pending but discussions have proceeded to a point where the matter may be settled in the near future.

           Southern Care Centers, Inc. is a co-defendant in a lawsuit filed by the lessor of an affiliated company. The suit asks for damages totaling $8.4 million. The Company strongly disputes the allegations and plans to contest the lawsuit strenuously.

           The Southern Care Centers Group is involved in several other small or pending lawsuits. Liability, if any, which might result from those proceedings, would not in the opinion of management, have a material adverse effect on the financial position.

NOTE 6.    RELATED PARTY TRANSACTIONS

           Notes receivable, related parties consist of the following:


                                                               JUNE 30,
                                                ------------------------------
                                                       1995              1994
                                                ------------------------------
Approximately 4.16%, unsecured demand             $   740,000        $ 235,000
notes receivable from stockholders.
Approximately 4.16%, unsecured demand                  34,625                -
notes receivable from related partnership         -----------        ---------
                                                  $   774,625        $ 235,000
                                                  ===========        =========

           Accounts receivable, related parties consist of advances to Southern Care Centers of Texas, Inc., Buchannan/SCC, Inc., an affiliated company, and the lessor of substantially all of the Georgia facilities.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 7.    INCOME TAX MATTERS

           Net deferred tax assets consist of the following components as of June 30, 1995:

               DEFERRED TAX ASSETS:
                    Loss carry forwards                   $   24,272
                    Receivable allowances                     95,360
                    Property and equipment                    48,460
                                                         -----------
                                                          $  168,092
                                                         ===========

           The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as of June 30, 1995 as follows:

                    Current assets                         $  120,061
                    Noncurrent assets                          48,031
                                                         ------------
                                                           $  168,092
                                                         ============

           Realization of deferred tax assets is dependent upon sufficient future taxable income during the period the deductible temporary differences and carryforwards are expected to be available to reduce taxable income. There is no valuation allowance.

           Loss carryforwards for tax purposes have the following expiration date:

                Expiration Date:
                     June 30, 2010                            $    62,235
                                                              ===========

           For the year ended June 30, 1995, the provision for income taxes resulted entirely from a deferred tax benefit.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 7.    INCOME TAX MATTERS (CONTINUED)

           The income tax provision differs from the amount of income tax determined by applying the U. S. Federal income tax rate to pretax
           (loss) for the year ended June 30, 1995 due to the following:

               Computed  "expected"  tax expense  $(255,087)
               Increased income taxes resulting from:
                 Nondeductible expense                                          12,344
                 Deferred tax asset expected to reverse at lower rate           74,651
                                                                           -----------
                                                                             $(168,092)

NOTE 8.    SUBSEQUENT EVENTS

           On March 8, 1996, the Southern Care Centers Group (seller) reached an agreement in principle to be acquired by Community Care of America, Inc. (buyer). On May 10, 1996, a definitive agreement was executed with the closing occurring on May 16, 1996. This resulted in the exchange of the seller's outstanding stock for cash of $2.9 million and the buyer's common stock of $6.4 million.

           Simultaneous with the closing, the Southern Care Centers Group terminated the existing lease agreements and acquired the land, building and personal property constituting the five (5) leased Georgia facilities (see Note 2) for $11.8 million. The facilities were then sold for $15.8 million and leased back from the unrelated buyer/lessor under agreements that generally require the lessee to pay all maintenance, property taxes and insurance costs. Future minimum lease payments, by year and in the aggregate, under the May 1996 leases are due as follows:

               Year ending June 30,
                    1996                              $      296,250
                    1997                                   1,777,500
                    1998                                   1,777,500
                    1999                                   1,777,500
                    2000                                   1,777,500
                    Thereafter                            18,663,750
                                                       -------------
                                                        $ 26,070,000
                                                       =============

                     NOTES TO COMBINED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 8.    SUBSEQUENT EVENTS (CONTINUED)

           In January 1996, Southern Care Centers, Inc. distributed the $450,000 second mortgage on the Saint Charles facility (See Note 2) to its stockholders as a dividend on common stock. The $450,000 principal balance, originally due March 31, 2015, was paid off in advance on May 1, 1996 by the Saint Charles buyer/lessor.

                          INDEPENDENT AUDITOR'S REPORT


BOARD OF DIRECTORS AND SHAREHOLDERS OF
SOUTHERN CARE CENTERS, INC.
ATLANTA, GEORGIA

We have audited the accompanying balance sheet of the Southern Care Centers, Inc. as of December 31, 1993, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Southern Care Centers, Inc. as of December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                            BDO Seidman LLP

January 30, 1994
except for note 6,
which is as of March 25, 1994

                                            SOUTHERN CARE CENTERS, INC.
                                                   BALANCE SHEET
                                                 DECEMBER 31, 1993

                                     ASSETS
CURRENT
      Cash ............................................................................................$ 100,143
Property and equipment (Note 3)...........................................................................42,045
Other assets ............................................................................................. 5,564
                                                                                                       ---------
                                                                                                       $ 147,752
                                                                                                       =========

                         LIABILITIES AND CAPITAL DEFICIT

LIABILITIES
      Accounts payable and accrued liabilities...........................................................$27,919
      Income taxes payable (Note 7)........................................................................4,900
      Capital lease obligations (Note 4)...................................................................6,009
      Due to parent (Note 2)..............................................................................70,000
      Deferred lease payable .............................................................................17,319
                                                                                                       ---------
Total current liabilities................................................................................126,147
Deferred income taxes (Note 7).............................................................................2,100
Deferred lease payable....................................................................................20,898
Capital lease obligations (Note 4) ........................................................................4,841
                                                                                                       ---------
Total liabilities........................................................................................153,986
COMMITMENTS AND CONTINGENCIES (Notes 4, 5 and 6)
CAPITAL DEFICIT
      Common stock, $1.00 par value, 1,000 shares authorized
      and outstanding......................................................................................1,000
      Note receivable from shareholder (Note 2).........................................................(100,000)
      Retained earnings ..................................................................................92,766
                                                                                                       ---------
Total capital deficit ....................................................................................(6,234)
                                                                                                       ---------
                                                                                                       $ 147,752
                                                                                                       =========

                 See accompanying notes to financial statements

                                           SOUTHERN CARE CENTERS, INC.
                                   STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                                           YEAR ENDED DECEMBER 31, 1993

REVENUE
      Management fee revenue (Notes 5 and 6)............................................................$826,284
      Other     ......................................................................................     9,836
                                                                                                       ---------
Total revenue........................................................................................... 836,120
EXPENSES
      General and administrative expenses................................................................606,074
      Depreciation and amortization.......................................................................73,080
      Interest.........................................................................................    2,556
                                                                                                       ---------
Total expenses...........................................................................................681,710
                                                                                                       ---------
Income before tax expense (benefit)......................................................................154,410
Income tax expense (Note 7)............................................................................    7,000
                                                                                                       ---------
Net income...............................................................................................147,410
                                                                                                       ---------
Deficit, beginning of year...............................................................................(54,644)
Retained earnings, end of year...........................................................................$92,766
                                                                                                       =========





                 See accompanying notes to financial statements.

                                            SOUTHERN CARE CENTERS, INC.
                                              STATEMENT OF CASH FLOWS
                                           YEAR ENDED DECEMBER 31, 1993


OPERATING ACTIVITIES
      Net income........................................................................................$147,410
      Adjustments to reconcile net income to cash provided
        by operating activities:
           Depreciation and amortization..................................................................73,080
      Changes in assets and liabilities:
           Security deposit...............................................................................(5,564)
           Advance to affiliate.........................................................................(100,000)
           Certificate of deposit.........................................................................11,799
           Prepaid expenses................................................................................1,700
           Accounts payable and accrued liabilities......................................................(86,331)
           Income taxes payable............................................................................7,000
           Lease obligations payable...................................................................  (14,927)
                                                                                                      ----------
Cash provided by operating activities..................................................................   34,167
                                                                                                      ----------
INVESTING ACTIVITY
      Purchase of property and equipment..............................................................      (792)
                                                                                                      ----------
FINANCING ACTIVITY
      Repayment of capital lease obligations...........................................................   (5,583)
                                                                                                      ----------
NET INCREASE IN CASH......................................................................................27,792
CASH, beginning of year................................................................................   72,351
                                                                                                      ----------
CASH, end of year.......................................................................................$100,143
                                                                                                      ==========







                 See accompanying notes to financial statements.

                           SOUTHERN CARE CENTERS GROUP
                          NOTES TO FINANCIAL STATEMENTS


1.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND BASIS OF PRESENTATION
           Southern Care Centers, Inc. (the "Company") was incorporated on November 1, 1990 as a Georgia corporation. The Company provides management and accounting services to ten nursing home facilities in the eastern United States. On February 26, 1992, the Company's stock was acquired by Amcare, Inc. (the "Parent") in a reverse acquisition in which the Company's shareholders acquired voting control of the Parent.

PROPERTY AND EQUIPMENT
           Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Assets under capital lease obligations are amortized over the lives of the respective leases.

DEFERRED LEASE PAYABLE
           Deferred lease payable consists of rent on a lease with increased rental rates over the lease term. In accordance with FASB Statement No. 13, the Company has recognized as deferred lease payable the incremental amounts of increases in rental payments over the lease term. Amortization of deferred lease payable is computed on the straight-line method over the term of the lease.

REVENUE RECOGNITION
           The Company generates revenue principally from management fees. The management fees are based on a percentage of facility's gross revenues and are recognized in the month in which the facilities recognize their revenue.

TAXES ON INCOME
           Deferred income taxes are recognized for the tax consequences of temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

CASH AND CASH EQUIVALENTS
           For  purposes  of  financial  statement  presentation,   the  Company
           considers all highly liquid investments with maturity of three months or less to be cash equivalents.

2.         RELATED PARTY TRANSACTIONS
           At December 31, 1993, the Company had advances due from a shareholder of $100,000. Interest payments only are due annually until maturity of December 31, 2003. The balance accrues interest at 1% over prime. Additionally, the Company received advances from its parent of $70,000. As described in Note 6, subsequent to December 31, 1993, the advances were forgiven.

3.         PROPERTY AND EQUIPMENT
           At December 31, 1993, property and equipment consisted of the following:

Furniture and fixtures...........................................$47,728
Equipment under capital lease.....................................25,886
Office equipment and other.......................................  5,076
                                                                 -------
                                                                 $78,690
Less: accumulated depreciation................................... 36,645
                                                                 -------
                                                                 $42,045
                                                                 =======

4.         LEASE COMMITMENTS
           The Company leases equipment and office space under capital and noncancellable operating leases expiring at various dates through January, 1996. The office lease provides for increases based upon the consumer price index and common area costs.

           Future minimum rental payments for all leases are as follows:

                                                      CAPITAL        OPERATING
YEAR                                                   LEASES           LEASES
- ----                                                   ------           ------
1994............................................... $   7,215        $  66,768
1995................................................    6,095           66,768
1996................................................      499           11,128
                                                    ---------        ---------
                                                       13,809          144,664
Less amount representing interest....................   2,959                -
                                                    ---------        ---------
Present value of net minimum
  lease payments......................................$10,850         $144,664
                                                    =========        =========

Rental expense for all operating leases was $49,452 in 1993.

           During 1992, the Company had an irrevocable standby letter of credit with a bank in the amount of $11,128 to the benefit of the lessor of the office space. The letter of credit was accepted in lieu of a security deposit. A certificate of deposit in the amount of $11,799 was restricted for the letter of credit. For the year ended December 31, 1993, the irrevocable standby letter of credit was replaced by a security deposit in the amount of $5,564.

5.         MAJOR CUSTOMERS
           The Company manages six nursing home facilities and provides accounting services for four other facilities. Fees for these services represent substantially all of the 1993 revenue. These facilities are all directly or indirectly owned and controlled by one individual. The contracts are for five years but are cancelable with thirty days notice. Subsequent to December 31, 1993, all of the Company's management contracts were cancelled.

6.         SUBSEQUENT EVENTS
           During 1993, state regulatory agencies disallowed the reimbursement of management fees at the property level. As a result of this regulatory action, all of the Company's management contracts were cancelled effective January 1, 1994.

           On March 25, 1994 the Company's parent entered into a stock sale, in which all of the assets and liabilities of the Company were transferred back to its former shareholders. Contemporaneous with the sale, advances from the parent of $70,000 were forgiven.

7.         INCOME TAXES
           The components of the provision for income taxes were as follows:

CURRENT
           Federal.....................................................$3,500
           State....................................................... 1,400
                                                                       ------
                                                                        4,900
                                                                       ------
DEFERRED
           Federal......................................................1,500
           State.......................................................   600
                                                                       ------
                                                                        2,100
                                                                       ------

Total..................................................................$7,000
                                                                       ======

           During 1993, the Company utilized the remaining $120,000 of available net operating loss carryforwards.

           Deferred income taxes are provided to reflect differences between financial and income tax reporting. Such differences relate primarily to the differing methods of depreciation.

           A reconciliation between the actual income tax rate and the statutory federal income tax rate is as follows:

Income taxes, at statutory rates...................................26  %
Increase (decrease) in tax rates resulting from:
           State Income tax.........................................6  %
           Net operating loss carryforward........................(27) %
                                                                  ---
Income taxes at effective rates...................................  5  %
                                                                  ===

                COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (In Thousands except per share amounts)

                                     CCA          Southern Care Transaction     Pro Forma
                                    Actual          Actual       Adjustments   Consolidated
                                   ---------------------------------------------------------
Total revenues                     $ 94,178       $ 15,608 $         --         $109,786
Facility operating expenses          73,693         10,524           --           84,217
Corporate administrative and
    general expenses                  4,765          3,135           --            7,900
Rent                                  6,404          1,348          1,093 (a)      8,845
Depreciation                          2,033            352            (79)(b)      2,306
Interest, net                         3,795            783           (798)(c)      3,780
                                   --------       --------       --------       --------
Earnings (loss) before income
    taxes                             3,488       $   (534)      $   (216)         2,738
                                                  ========       ========
Income taxes                          1,047(d)                                       822(d)
                                   --------                                     --------
Earnings before extraordinary
    charge                            2,441(1)                                     1,916
Dividends - preferred stock            (408)                                        (408)
                                   --------                                     --------
 Earnings before extraordinary
    charge applicable to common
    stock                          $  2,033                                     $  1,508
                                   ========                                     ========
Earnings (loss) per common share
    before extraordinary charge    $   0.42                                     $   0.28
                                   ========                                     ========
Weighted average number of
    common and common
equivalent shares outstanding         4,840                                        5,409
                                   ========                                     ========

(1) Excludes an extraordinary charge of $992,000 net of taxes ($.20 per common share)

(a) Represents elimination of sellers rent expense replaced by rental expense of new lease agreements.

(b)  Represents   elimination   of  sellers   depreciation   expense  offset  by
     amortization of goodwill ($10,926/40).

(c) Represents elimination of interest on debt not assumed in connection with the transaction.

(d) Represents income tax provision using the effective tax rate in 1995 of 30%.

    Note: The "actual" figures above represent the historical financial information of the Southern Care Center Group excluding the revenues and expenses of the Countryside facility which were retained by the seller.

                COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED MARCH 31, 1996
                     (In Thousands Except Per Share Amounts)

                                       CCA      Southern Care Transaction    Pro Forma
                                      Actual      Actual     Adjustments    Consolidated
                                    ----------------------------------------------------
Total revenues                      $28,945      $ 4,496       $  --         $33,441
Facility operating expenses          22,106        3,221          --          25,327
Corporate administrative and
    general expenses                  1,434        1,026          --           2,460
Rent                                  1,763          500           110 (a)     2,373
Depreciation and amortization           645           78           (10)(b)       713
Interest, net                           818          181          (181)(c)       818
                                    -------      -------       -------       -------
Earnings (loss) before income
    taxes                             2,179      $  (510)      $    81         1,750
                                                 =======       =======
Income taxes                            827(d)                                   665(d)
                                    -------                                  -------
 Earnings before extraordinary
    charge applicable to common
    stock                           $ 1,352                                  $ 1,085
                                    -------                                  -------
Earnings per common share before
    extraordinary charge            $  0.19                                  $  0.14
                                    =======                                  =======
Weighted average number of
    common and common
    equivalent shares outstanding     7,198                                    7,767
                                    =======                                  =======

(a) Represents elimination of sellers rent expense replaced by rental expense of new agreements.

(b)  Represents   elimination   of  sellers   depreciation   expense  offset  by
     amortization of goodwill ($10,926/40/4).

(c) Represents elimination of interest on debt not assumed in connection with the transaction.

(d) Represents income tax provision using the effective tax rate in 1996 of 38%.

                COMMUNITY CARE OF AMERICA, INC. AND SUBSIDIARIES
                        UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1996
                                 (In Thousands)

                                                                        CCA      Southern Care Transaction    Pro Forma
                                                                       Actual      Actual     Adjustments    Consolidated
                                                                     --------------------------------------------------
                                       ASSETS
Current assets:
         Cash and cash equivalents                                   $     488   $      43    $  (2,784)(a)   $  (2,253)
         Accounts receivable, net                                       14,354       2,746         --            17,100
         Supplies inventory                                              1,553        --           --             1,553
         Prepaid expenses and other  current
           assets                                                        2,121         353          217(b)        2,691
                                                                     ---------    --------    ---------       ---------
              Total current assets                                      18,516       3,142       (2,567)         19,091
         Property, plant and equipment, net                             56,455       4,821       (4,821)(c)      56,455
         Notes receivable                                                2,503        --           --             2,503
         Deposits                                                       11,610         124          750(d)       12,484
         Excess of cost over fair value of
           net assets acquired                                           3,564        --         10,926(i)       14,490
         Deferred financing costs                                          941        --           --               941
         Other assets                                                    3,021         130         --             3,151
                                                                     ---------    --------    ---------       ---------

                                                                     $  96,610   $   8,217    $   4,288       $ 109,115
                                                                     =========   =========    =========       =========
         LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
         Current maturities of long-term debt                        $   1,062   $     716    $    (716)(e)   $   1,062
         Accounts payable and accrued
           expenses                                                     15,261       3,197        2,590 (f)      21,048
                                                                     ---------    --------    ---------       ---------
              Total current liabilities                                 16,323       3,913        1,874          22,110
Long-term debt, less current maturities                                 35,977       6,140       (5,615)(e)      36,502
Deferred income taxes                                                    9,334        --          1,393 (g)      10,727
Common stock subject to repurchase                                       2,181        --           --             2,181
Shareholders' equity:
         Common stock, $.0025 par value                                     17           1         --  (h)           18
         Additional paid-in capital                                     31,558        --          4,799(h)       36,357
         Retained earnings (deficit)                                     1,220      (1,837)       1,837           1,220
                                                                     ---------    --------    ---------       ---------
         Total shareholders' equity                                     32,795      (1,836)       6,636          37,595
                                                                     ---------    --------    ---------       ---------
                                                                     $  96,610   $   8,217    $   4,288       $ 109,115
                                                                     =========    ========    =========       =========


                         COMMUNITY CARE OF AMERICA, INC.
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1996


(a)        Cash paid to sellers.

(b)        Represents prorated partial month and first full month lease payment.

(c)        Represents  property  and  equipment  under  capital  leases,   other
           equipment and related liabilities which were not conveyed with the sale.

(d)        Represents  deposit  with  Lessor on the  holdback  provision  of the
           Pledge  Agreement  ($850,000),   less  deposit  refunded  at  closing
           ($100,000).

(e)        Represents debt paid at closing.

(f) Represents additional estimated closing costs, legal and other costs related to the acquisition.

(g) Represents deferred tax liability on step-up in basis of assets acquired.

(h) Represents the common stock portion of the purchase price value at $4,800,000.

(i)        Represents costs in excess of fair value of net assets acquired.